Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of E*TRADE Financial Corporation of our report dated February 24, 2010 (May 5, 2010 as to Note 23) relating to the consolidated financial statements of E*TRADE Financial Corporation and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of accounting standards: Accounting for Uncertainty in Income Taxes, on January 1, 2007; Fair Value Measurement and The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008; Recognition and Presentation of Other-Than-Temporary Impairments, on April 1, 2009, and an explanatory paragraph regarding a change in Segment Information) and our report dated February 24, 2010 on E*TRADE Financial Corporation and subsidiaries’ effectiveness of internal control over financial reporting, appearing in the current report on Form 8-K of E*TRADE Financial Corporation dated May 5, 2010.

/s/ Deloitte & Touche LLP

McLean, Virginia

August 19, 2010